News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST QUARTER OF 2004

CHARLOTTE, NORTH CAROLINA, April 22, 2004 – Nucor Corporation (NYSE: NUE) announced today record quarterly earnings and sales for the quarter ended April 3, 2004. Nucor’s consolidated net earnings for the first quarter were $113.2 million ($1.43 per share), compared with $17.8 million ($0.23 per share) in the first quarter of 2003 and $20.6 million ($0.26 per share) in the fourth quarter of 2003. Nucor’s consolidated net sales increased 54% to $2,286.4 million, compared with $1,480.3 million in the first quarter of 2003 and increased 38% compared with $1,661.1 million recorded in the fourth quarter of 2003. Average sales price per ton increased 33% while total tons shipped to outside customers increased 16% from the first quarter of 2003.

The average scrap and scrap substitute cost per ton used increased 64% from $122 in the first quarter of 2003 to $200 in the first quarter of 2004. The average scrap cost per ton purchased increased $123 (85%) from March 2003 to March 2004. Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $32.2 million in the first quarter of 2004 (including a LIFO charge of $7.2 million for Nucor-Yamato Steel Company, of which Nucor owns 51%), compared with a charge of $6.4 million in the first quarter of 2003 (including a LIFO charge of $1.2 million for Nucor-Yamato Steel Company).

The increases in sales and earnings are due to increased demand for our products and the resulting increase in base prices, the effective implementation of a raw material surcharge in the first quarter of 2004 to address historically high scrap costs, and the significant turnaround achieved at our two newest mills – the sheet mill in Decatur, Alabama and the plate mill in Hertford County, North Carolina.

Pre-operating and start-up costs of new facilities decreased to $9.2 million in the first quarter of 2004, compared with $26.7 million in the first quarter of the prior year. For the first quarter of 2004, these costs primarily related to the start-up of the Castrip® facility at our sheet mill in Crawfordsville, Indiana. In the first quarter of 2003, these costs primarily related to the start-up of the sheet mill in Decatur, Alabama (formerly Trico Steel Company, LLC) and the Castrip facility.

In the first quarter of 2004, Nucor established records in the steel mills segment for steel production, total steel shipments and steel sales to outside customers. Steel production was 4,960,000 tons in the first quarter, compared with 4,258,000 tons produced in the first quarter of 2003. Total steel shipments were 5,145,000 tons, compared with 4,346,000 tons in last year’s first quarter. Steel sales to outside customers were 4,726,000 tons, compared with 4,040,000 tons in last year’s first quarter. In the steel products segment, steel joist production during the first quarter was 116,000 tons, compared with 107,000 tons in the first quarter of 2003. Steel deck sales were 74,000 tons, compared with 80,000 tons in last year's first quarter. Cold finished steel sales were 74,000 tons, compared with 69,000 tons in the first quarter of 2003.

Starting with the May 11, 2004 dividend payment, Nucor's regular quarterly cash dividend rate is being increased from $0.20 to $0.21 per share. Nucor has increased its dividend every year since Nucor began paying dividends 31 years ago.

Although the surcharges are decreasing in the second quarter as scrap prices decline, base prices are increasing due to strong demand for our products. We expect that improving economic conditions and strengthening steel demand will result in increased margins in the second quarter of 2004. Nucor expects to earn between $2.00 and $2.20 per share in the second quarter of 2004, compared to $.11 per share in the second quarter of 2003.

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST QUARTER OF 2004 (Continued)

Nucor had an effective tax rate of 35.9% in the first quarter of 2004, compared with 21.5% in the first quarter of 2003 and 6.1% for the year 2003. The increase in the effective tax rate is primarily due to the effect of increased pre-tax earnings.

Nucor is the largest steel producer in the United States and is the nation’s largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in fourteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Although the Company believes they are based on reasonable assumptions, there can be no assurance that future events will not affect their accuracy. Such events include, among others, general economic conditions; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports; and significant changes in governmental regulations affecting environmental compliance. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s first quarter results on April 22, 2004 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Information.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended
	April 3, 2004	April 5, 2003
NET SALES	$2,286,416	$1,480,271

COSTS, EXPENSES AND OTHER:
Cost of products sold	2,016,369	1,406,425
Marketing, administrative and other expenses	77,399	40,191
Interest expense, net	6,662	7,067
Minority interests	10,798	6,239
Other income	(1,596)	(2,301)

	2,109,632	1,457,621

EARNINGS BEFORE INCOME TAXES	176,784	22,650
Provision for income taxes	63,546	4,868

NET EARNINGS	$113,238	$17,782

NET EARNINGS PER SHARE:
Basic	$1.44	$0.23
Diluted	$1.43	$0.23

AVERAGE SHARES OUTSTANDING:
Basic	78,748	78,182
Diluted	79,186	78,197

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2004 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	April 3, 2004	Dec. 31, 2003
Assets
CURRENT ASSETS:
Cash and short-term investments	$397,914	$350,332
Accounts receivable	762,567	572,479
Inventories	641,516	560,396
Other current assets	146,344	137,353

Total current assets	1,948,341	1,620,560

PROPERTY, PLANT AND EQUIPMENT	2,787,271	2,817,135

OTHER ASSETS	93,456	54,658

	$4,829,068	$4,492,353

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Accounts payable	$486,803	$329,863
Federal income taxes	59,753	—
Salaries, wages and related accruals	120,425	91,187
Accrued expenses and other current liabilities	226,926	208,545

Total current liabilities	893,907	629,595

LONG-TERM DEBT DUE AFTER ONE YEAR	903,550	903,550

DEFERRED CREDITS AND OTHER LIABILITIES	438,416	439,852

MINORITY INTERESTS	138,689	177,279

STOCKHOLDERS’ EQUITY:
Common stock	36,553	36,427
Additional paid-in capital	132,562	117,399
Retained earnings	2,738,373	2,641,708
Unearned compensation	(492)	—

	2,906,996	2,795,534
Treasury stock	(452,490)	(453,457)

Total stockholders’ equity	2,454,506	2,342,077

	$4,829,068	$4,492,353

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2004 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months (13 Weeks) Ended
	April 3, 2004	April 5, 2003
Operating activities:
Net earnings	$113,238	$17,782
Adjustments:
Depreciation	96,298	91,460
Gain on sale of facility and equipment	(1,596)	—
Deferred income taxes	(4,400)	6,100
Minority interests	10,797	6,238
Changes in (exclusive of acquisitions and dispositions):
Current assets	(286,679)	(47,957)
Current liabilities	270,759	58,052
Other	3,034	(3,874)

Cash provided by operating activities	201,451	127,801

Investing activities:
Capital expenditures	(66,189)	(42,483)
Investment in affiliates	(39,631)	(7,109)
Disposition of plant and equipment	1,655	187
Acquisitions (net of cash acquired)	—	(34,941)

Cash used in investing activities	(104,165)	(84,346)

Financing activities:
CURRENT LIABILITIES:
Repayment of long-term debt	—	(16,000)
Issuance of common stock	16,256	182
Distributions to minority interests	(49,387)	(49,294)
Cash dividends	(16,573)	(15,637)

Cash used in financing activities	(49,704)	(80,749)

Increase (decrease) in cash and short-term investments	$47,582	$(37,294)

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com